Exhibit 99.1

S1 First in eFinance to Reach EBITDA Profitability

Reports Record Revenues, EBITDA Profitability and Positive Cash Flow

Atlanta, July 31, 2001 —S1 Corporation (Nasdaq:SONE), a leading global provider of enterprise eFinance solutions, today reported record revenues of $66.1 million for the quarter ended June 30, 2001, a 12% increase over the $59.1 million reported for the second quarter in the prior year.

Second quarter EBITDA was $0.3 million, or $.01 per share, compared with a second quarter 2000 EBITDA loss of $14.6 million, or $.27 per share, and a first quarter 2001 EBITDA loss of $9.6 million, or $.16 per share. Reported results were better than analyst consensus expectations of $64.75 million in revenue and an EBITDA loss of $.14 per share, as published by First Call.

S1 incurred a second quarter net loss of $34.4 million, or $.58 per share, before the effect of restructuring charges in the amount of $9.2 million, or $.16 per share, better than analyst consensus expectations of an EPS loss of $.60 per share. The second quarter net loss was $43.6 million, or $.74 per share, compared to a net loss of $153.0 million, or $2.82 per share, in second quarter 2000.

“The second quarter of 2001 was a milestone quarter for S1, as we showed strong traction in all aspects of our business and achieved record revenue and EBITDA profitability,” said Jaime Ellertson, Chief Executive Officer, S1 Corporation. “Through continued execution on our Enterprise eFinance strategy, which is designed to help our customers deliver a complete range of financial applications across all customer touch points, our financial institutions are now able to turn customer interactions into profits. In addition, we generated cash from operations for the first time in the company’s history, ending the quarter with a cash balance of $141 million. Operating expenses are down both year over year and sequentially, and operating margins are up in every line of business. Our overall gross margin improved dramatically from 44% to 58%.”

“The success of our go-to-market strategy and the continuing progress we are making in reducing operating costs enabled us to meet our 2001 goal of EBITDA profitability three quarters ahead of schedule. We believe that the combination of our solid business momentum and strong financial position will provide a strategic advantage with customers and prospects, enabling S1 to selectively pursue strategic opportunities to enhance our technology, expand our product offerings and drive revenue growth and profitability.”

Second Quarter Highlights

Customer Success

•	Signed 82 new customers, in addition to a substantial number of cross sales to existing customers.

•	Doubled the number of financial institution commitments to Early Adoption Program for S1’s new J2EE-based Enterprise eFinance architecture.

•	Signed first account aggregation customer through marketing partnership with Yodlee.

•	Seven top 50 banks purchased one or more S1 applications.

Market Reach

•	Announced a global strategic alliance with IBM, under which IBM’s international sales teams will promote S1 applications for consumer eFinance to mutual customers and prospects.

Operations

•	Appointed several key executive appointments, including Steve Ely, Senior Vice President of Worldwide Marketing, Paul Citarella, Vice President of Marketing,

Imad Mouline, Chief Technology Officer, Lui Hua, General Manager of Asia Pacific Japan, and Mike Major, Vice President of Hosting.

•	Operating margins improved dramatically to 58% from 44% sequentially.

•	DSO’s (days sales outstanding) improved from 147 days to 102 days, a significant contributor to positive cash flow for the quarter.

Product Leadership

•	With our Wealth Management application we introduced the Consumer and Advisor Financial Planning capabilities and now support on-line collaboration between both customer and advisor.

•	Enhanced the Corporate Banking and Small Business Banking applications with support of Positive Pay with check imaging viewing, Check Inquiry with check image viewing and to their staff.

Financial Results

Software license revenues in the second quarter were $17.3 million, an increase of 13% compared with the prior year second quarter, and reflecting a sequential growth rate of 26%. Professional services revenues were $36.4 million in the second quarter, down 2% as compared with the prior year second quarter and 6% from first quarter 2001. Data center revenues of $11.9 million in the second quarter were 123% above the level recorded during the same period last year, and 16% higher than first quarter 2001 results.

The Company’s gross profit for the first quarter was $38.1 million, representing a gross margin of 58%, an improvement over the 45% gross margin generated in the immediate prior quarter.

Second quarter EBITDA was $0.3 million, or $.01 per share, compared with an EBITDA loss for the first quarter of 2001 of $9.6 million, or $.16 per share.

The Company recognized a $9.2 million restructuring charge during the quarter reflecting the impact of several cost-cutting initiatives, primarily as a result of consolidation of office space and reduced headcount in Europe and increases to reserves established during the fourth quarter of 2000 related to excess office space.

(EBITDA is defined as earnings before non-cash charges for amortization and depreciation, stock-based compensation, loss on sale of subsidiary and equity in loss of subsidiary, marketing cost from warrants issued, acquired in-process research and development, as well as interest, investment and other income, income taxes, merger related costs and restructuring charges.)

Financial Guidance

In Q3 2001, S1 expects to generate revenues in the range of $65-$70 million, with no changes to the Company’s previous annual revenue projections for 2001 of between $275 and $285 million. EBITDA expectations for the third quarter are in the range of $2-$3 million.

Conference Call Information

Mr. Ellertson will host a conference call this afternoon at 5:00 p.m. EDT. The call may be accessed via the Internet at http://www.s1.com/investors/index.shtml. Alternatively, the call will be recorded and available for play back by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code is 530383. The replay will be active until 8:00 p.m. EDT on August 6, 2001. To view the slides that will be referenced during the call, please go to http://www.s1.com/q201.

About S1 Corporation

About S1 Corporation
S1 (Nasdaq: SONE) is a leading global provider of innovative enterprise eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Enterprise eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of business, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and gain competitive advantage. Additionally, through the Company’s professional services organization, S1 applications can be implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com.

Forward Looking Statements
This press release contains forward-looking statements relating to results of operations, benefits of certain programs; market penetration and market strategies. Such statements are made based on management’s beliefs as well as assumptions made by, and information currently available to, management, pursuant to “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgement, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in S1’s Annual Report on Form 10-K for the period ended December 31, 2000, on file with the SEC.

CONTACTS:

Nancy O’Donnell
VP of Investor Relations, S1 Corporation
404/812-6200
nancy.odonnell@s1.com

Sterling Hager, Inc. for S1 Corporation
Tracey Frederickson, 617/926-6665
tfredrickson@sterlinghager.com

S1 CORPORATION
Consolidated Statements of Operations
(Dollars in thousands, except share and per share)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/2001	6/30/2000	6/30/2001	6/30/2000

Revenues:

Software licenses	$17,329	$15,330	$31,135	$26,049

Professional services	36,413	37,230	75,019	71,612

Data center	11,857	5,317	22,095	8,824

Other	493	1,207	948	2,968

Total revenues	66,092	59,084	129,197	109,453

Direct costs:

Software licenses	1,128	1,226	2,505	2,747

Professional services	20,226	25,865	46,472	51,749

Data center	6,306	4,806	13,056	8,158

Other	298	1,084	658	2,678

Total direct costs	27,958	32,981	62,691	65,332

Gross margin	38,134	26,103	66,506	44,121

Operating expenses:

Selling and marketing	13,084	13,396	24,906	24,802

Product development	13,953	15,830	27,470	30,822

General and administrative	10,787	11,451	23,375	20,802

Depreciation and amortization	7,275	6,129	14,648	9,533

Stock option compensation expense	339	1,599	584	2,724

Marketing cost from warrant issued	—	362	—	4,962

Merger related and restructuring costs	9,211	6,344	9,211	13,158

Acquired in-process research and development	—	14,100	—	14,100

Amortization of acquisition intangibles	20,405	112,386	40,811	189,513

Total operating expenses	75,054	181,597	141,005	310,416

Operating loss	(36,920)	(155,494)	(74,499)	(266,295)

Interest, investment and other income	1,125	2,498	3,771	38,091

Loss on sale of subsidiaries	(884)	—	(53,186)	—

Equity in net loss of affiliate	(8,598)	—	(13,627)	—

Income tax benefit	1,689	—	1,891	—

Net loss	$(43,588)	$(152,996)	$(135,650)	$(228,204)

EBITDA earnings (loss), as defined (1)	$310	$(14,574)	$(9,245)	$(32,305)

EBITDA earnings (loss) per share, as defined (1)	$0.01	$(0.27)	$(0.16)	$(0.62)

Loss per common share from excluded items from EBITDA (1) and before restructuring	(0.59)	(2.43)	(2.00)	(3.49)

Loss per common share before restructuring	(0.58)	(2.70)	(2.16)	(4.11)

Loss per common share from restructuring	(0.16)	(0.12)	(0.16)	(0.25)

Net loss per common share	$(0.74)	$(2.82)	$(2.32)	$(4.36)

Weighted average common shares outstanding	58,628,960	54,167,563	58,403,759	52,322,810

Common shares outstanding at end of period	58,783,240	54,988,454	58,783,240	54,988,454

Gross margin percentages:

Software licenses	93%	92%	92%	89%

Professional services	44%	31%	38%	28%

Data center	47%	10%	41%	8%

Other	40%	10%	31%	10%

Total gross margin	58%	44%	51%	40%

(1)	Excludes depreciation, amortization, interest, investment and other income, income tax benefit, merger related costs, stock option compensation expense, acquired in-process research and development, non-cash marketing expense from warrants issued, other charges from changes in the organizational structure, loss on sale of subsidiary and equity in net loss of affiliate.

S1 CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	December 31,
	2001	2000

	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$140,670	$173,266

Accounts receivable, net	74,213	97,134

Other current assets	7,852	12,565

Total current assets	222,735	282,965

Property and equipment, net	49,682	63,244

Goodwill and intangible assets, net	121,161	253,226

Investment in equity interest of affiliate and other assets	56,521	7,269

Total assets	$450,099	$606,704

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable and other accrued liabilities	$58,033	$81,066

Deferred revenues	40,378	27,471

Current portion of capital lease obligation and notes payable	7,530	12,105

Total current liabilities	105,941	120,642

Deferred revenues	1,121	1,016

Capital lease obligation, excluding current portion	3,481	6,226

Other liabilities	8,059	11,075

Total liabilities	118,602	138,959

Stockholders’ equity:

Preferred stock	252,781	252,781

Common stock	588	580

Additional paid-in capital	1,614,006	1,610,096

Receivable from the sale of stock	(11,880)	(11,454)

Accumulated deficit	(1,521,256)	(1,385,605)

Net unrealized gains on investment securities available for sale, net of taxes	63	840

Cumulative foreign currency translation adjustment	(2,805)	507

Total stockholders’ equity	331,497	467,745

Total liabilities and stockholders’ equity	$450,099	$606,704